AGENCY AGREEMENT
                            PRIVATE AND CONFIDENTIAL

April 10, 1999

Mr. Michael Steele
International Menu Solutions Inc.
172 King Street East,
Toronto, Ontario
M3J 3A8

Dear Gentlemen:

Further to our discussions, we have set out below the terms and conditions of the Agency Agreement between International Menu Solutions Inc., (the Company") and Robert Caldwell Capital Corporation ("Caldwell" or "the Agent"). For the purposes of this agreement all figures are in Canadian dollars.

1.   Mandate:

     The Company hereby engages the services of Caldwell to use its best efforts to arrange approximately $8,000,000 Canadian Funds (or any portion thereof) of equity or near-equity ("The Financing") for the purpose of funding the Company's business plans.

2.   Agent's Role:

     (a) Review the Company's future cash flow and capital requirements in order to confirm that the Financing is acceptable to potential investors.

     (b) Identify potential investors/lenders/purchasers and/or strategic partners (the "Investor(s)"), market the Financing Proposal and assist the Company in any presentations and negotiations with such investors/lenders/purchasers and/or strategic partners.

     (c) Receive and review Letters of Intent or Discussion Papers from potential investors and initiate due diligence and closing procedures.

     (d) Undertake and provide a valuation of certain shares of the Company as required by the Company's auditors.

     (e) Undertake such other tasks with respect to the Financing as the Company may reasonably request.

     The Agent shall not disclose to any third party any information with respect to the Company until a Non-Disclosure Agreement has been signed by such party. This obligation shall survive the termination of this Agreement for a period of 5 years therefrom.

3.   Term:

     Caldwell agrees to act of the Company as its non-exclusive agent for the period from the date hereof up to and until December 30, 1999 (the "Term"), unless this Agency Agreement is extended by mutual consent, or is terminated in accordance with the provision hereof.

     Notwithstanding the expiry or termination of the Agreement as provided herein, a commission as provided in paragraph 4 hereof shall be payable to Caldwell by the Company if during the Term and for a period of 24 months following the termination of the Agreement, the Company obtains financing form a person or an associate or affiliate of such person or a party related to such person (collectively, the "Investor(s)") where such Investor was introduced to the Company by Caldwell during the Term. For purposes of clarification, the word "introduced" shall mean a person that has been introduced to, and had extensive discussions with, any officers of the Company with respect to the specific financing requirements of the Company.

4.   Commissions, Fees and Expenses:

     In consideration for the services provided by Caldwell to the Company hereunder, the Company hereby agrees to compensate (the "Compensation") Caldwell as follows:

     (a) A commission of 6% (see paragraph (c) below for exceptions to this fee %) of the gross proceeds of the placement secured by Caldwell, which commission will be fully paid in cash on the closing date(s) of each draw of such private placement(s) (the "Cash Commission"). The Company hereby directs, its solicitor, and any Investors to pay the Cash Commission to Caldwell on closing; and

     (b) The Company shall also provide Caldwell a success fee ( the "Success Fee"), such fee to consist of a dealer's option on treasury shares of International Menu Solutions Corp., at the same price paid for such shares by the Investor(s) where the number of shares subject to such option is to be based on the following formula:


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

          Number of Shares Under Success Fee Option ("Success Fee Option") "(% of the Cash Commission x Gross Proceeds Raised x 100%)/ Price of Shares Comprising Private Placement.

          Examples:

          If $4 million raised at $2.62 with a Cash Commission of 6% then: (6% of $4,000,000 x 100%)/ $2.62= 91,603 shrs.


          And/Or;
          If $4 million raised at $2.62 then: (3.5% of $4,000,000 x 100%)/ $2.62
          = 53,435 shrs.

          The obligation to pay Caldwell the Success Fee shall be conditional on a minimum of $2,500,000 of gross proceeds being raised by the Agent. The Success Fee Option shall be granted at the time of closing and shall be exercisable for a period of 12 months from same.

     (c) The Cash Commission and Success Fee shall be payable at the time that the corresponding proceeds on which such remuneration is based are received from the Investor(s). In the case of Bank of Montreal Capital and Crosbie Capital Management Inc., the above mentioned Cash Commission and Success Fee shall be reduced to a level of 3.5% due to the previous contact that the Company had with these Investors.

     (d) In the event that the Company accepts a financing proposal in accordance with the mandate set out herein and then chooses not to proceed to close same for reasons unrelated to such financing, the Agent shall be entitled to receive a one time fee of 1.5% of the financing proposal.

     (e) The Company agrees to reimburse Caldwell for all of its reasonable out-of-pocket expenses in connection with this financing whether or not the financing proceeds, including, without limitation, the reasonable fees and disbursements of its legal counsel. All such expenses shall be approved by the Company prior to the commitment of same.

     (f) Any retail and goods and services taxes if applicable to the commissions and expenses paid to Caldwell are extra and will be added to the amounts owing.


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


5.   Additional Financing:

     In the event that the Financing is successfully completed during the Term and if the Company seeks to raise additional capital during the period to and including December 30, 1999 by private placements in the Province of Ontario, the Company will first have good faith discussions with Caldwell to determine what role Caldwell may be able to provide to act on behalf of the Company to raise such additional capital for the Company. It is understood that the Company has no written or implied obligation to use Caldwell should it believe an alternative best serves the Company.

6.   Undertakings of the Company:

     The Company agrees that Caldwell will be kept fully and promptly informed of all material changes relating to the Company. The Company agrees as follows:

     (a) the Financing shall be in accordance with all applicable laws of the Province Of Ontario and the applicable securities laws in both Ontario and the United States of America;

     (b) it shall provide the Agent with full access to the books, records, financial statements, personnel and facilities to the Company and its subsidiaries and otherwise make full disclosure of its affairs so as to enable the Agent to familiarize themselves with the business and operations thereof,

     (c) to take all corporate action as the Company may require to authorize this Agreement, the Financing and the engagement of the Agent hereunder, and

     (d) that the Financing will not cause a breach or be in contravention of the Company's constating documents or any other agreement or instrument of which the Company is a party or is otherwise bound.

     The Company agrees to provide such representations and warranties to Investors as may be required by closing documents.

7.   Termination

     If the Agent fails to fulfill its role as described in paragraph 2 hereof, the Company may give written notice to the Agent of such default and in the event that the Agent fails to take corrective action within 30 days, then the Company may terminate this agreement by giving written notice to that effect to Caldwell, it being understood that the provisions relating to the payment of earned commissions, fees and expenses and indemnification will survive any such termination.


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8.   Counterparts:

     This letter agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Caldwell the duplicate copy of this letter enclosed herewith.

Yours truly,

ROBERT CALDWELL CAPITAL CORPORATION

/s/ Stewart Campbell
--------------------
Stewart Campbell
Corporate Finance

The foregoing provisions are hereby accepted and agreed to this 28th day of April 1999, and the undersigned agrees to be bound hereby.

INTERNATIONAL MENU SOLUTIONS INC.

/s/ Michael Steele
------------------
Michael Steele, President

(I have authority to bind the company)


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